Exhibit 10.67
December 11, 2007
By Overnight Mail
Basha Cohen
[Home Address]
Dear Basha,
On behalf of The Talbots, Inc. (including its subsidiaries, “Talbots” or the “Company”) and subject to review and approval by the Company’s Board of Directors, we are pleased to offer you the position of Executive Vice President/Chief Merchandising Officer, Talbots Brand in accordance with the following:
Base Salary, Signing Bonus, Benefits and Perquisites
•	Your initial salary will be at the rate of $550,000 per annum. Your salary will be paid to you on a bi-weekly basis. Your first review for a possible salary increase based on demonstrated job performance will be scheduled for the first quarter of FY 2009 and annually thereafter.
•	You will receive a $100,000 signing bonus, payable on your employment start date. If you voluntarily leave Talbots or resign other than for Good Reason (as defined below) or your employment is terminated by Talbots for Cause (as defined below) in your first year of employment, you will be required to reimburse the Company for such $100,000 signing bonus.
•	You will be immediately eligible to participate in all benefit plans generally available at the time to Talbots senior executives, subject to plan terms and customary eligibility conditions. Plans are subject to modification or termination by the Company in its discretion. Included in your benefit package is an annual vacation benefit of four weeks. You will also be eligible for all perquisites at a level commensurate with the executive vice president level at Talbots, including an auto allowance, reimbursement of financial planning expenses and a change in control agreement (attached as Exhibit A). Perquisites will not be grossed up for taxes.
•	You will report directly to the President and Chief Executive Officer and your start date will be December 17, 2007.
Annual Incentive Award Opportunity
•	You will be eligible for participation in the Company’s incentive plan commencing in FY 2008. Your target award opportunity under the Company’s incentive plan will be 50% of your base salary. There will be no bonus paid to you for the partial FY 2007. For FY 2008 only, you will receive a minimum bonus equal to $137,500 (which

Basha Cohen
December 11, 2007

equals one-half of your target award opportunity of $275,000 for FY 2008). This $137,500 bonus payment (payable as of the first day of FY 2009) is guaranteed and will be paid to you whether or not the Company’s performance goals under the Company’s 2008 incentive plan are achieved, unless your employment is terminated by Talbots for Cause (as defined below) prior to the first day of FY 2009.
Equity Compensation
•	You will be eligible to receive such equity incentive compensation as may be awarded from time to time by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) pursuant to The Talbots, Inc. 2003 Executive Stock Based Incentive Plan as same may be amended or superseded from time to time. All incentive awards granted to you will be subject to the terms of the Plan.
•	Contingent upon approval by the Compensation Committee, as a special hiring inducement award in consideration for your joining the Company, you will be awarded a one-time restricted stock award for 40,000 shares of Common Stock of the Company, $0.01 par value per share (“Common Stock”) pursuant to and subject to the terms and conditions of a Restricted Stock Award Agreement to be executed by the Company and you. Contingent upon approval by the Compensation Committee, this restricted stock award will be effective on the later of December 17, 2007 and your employment commencement date and will vest in one-quarter annual increments beginning one year from the effective date of the award.
•	Contingent upon approval by the Compensation Committee, you will also be eligible to receive a one-time Non-Qualified Stock Option to purchase 15,000 shares of Common Stock upon your joining the Company. Contingent upon approval by the Compensation Committee, the option price will be equal to the closing stock price on the grant date which will be the later of December 17, 2007 and your employment commencement date. The option will vest in one-third annual increments beginning one year from the effective date of the award.
•	You understand and agree that the number and timing of any future stock option and restricted stock awards to you will be subject to Compensation Committee’s sole discretion.
Relocation Package
•	You will relocate to either the Hingham, Massachusetts area or the New York metropolitan area not more than two years from your employment start date. The Company will reimburse you for relocation expenses incurred by you during the period beginning with your employment start date and ending two years from your employment start date in accordance with the Company’s relocation policy (a copy of which has been previously provided to you), including up to two years of temporary

Basha Cohen
December 11, 2007

living either in the Hingham, Massachusetts area or the New York metropolitan area and related travel for you and your immediate family (including your domestic partner) at a maximum of $10,000 per month during the period and up to a $15,000 reimbursement in equity loss on the sale of your home in Denver, Colorado once it is sold. If you voluntarily leave Talbots or resign for other than Good Reason or if your employment is terminated by Talbots for Cause (as defined below) during the one-year period following your relocation, you will be required to reimburse the Company for the total relocation expenses paid to you (excluding all temporary living expenses paid by the Company on your behalf).
Severance
•	It is understood and agreed that either you or Talbots may terminate the employment relationship at any time and for any reason upon giving thirty days’ prior written notice. Your eligibility for severance benefits will be pursuant to and subject to the terms and conditions of the Severance Agreement being executed between you and the Company at the same time and attached hereto as Exhibit B (the “Severance Agreement”). Subject to the terms of such Agreement, in the event of a termination of your employment by the Company without Cause or by you for “good reason”, you would be entitled to receive 1.5 times your annual base salary and 18 months benefits continuation, subject to the Company’s receipt of a release and waiver.
Restrictive Covenants
•	You agree that you will not, at any time during or following your employment, directly or indirectly, without the express prior written consent of the Company, disclose or use any Confidential Information of the Company. “Confidential Information” will include all information concerning the Company or any parent, subsidiary, affiliate, employee, customer or supplier or other business associate of the Company or any affiliate (including but not limited to any trade secrets or other confidential, proprietary or private matters), which has been or is received by you from the Company, or from any parent, subsidiary, affiliate or customer or supplier or other business associate of the Company or developed by you during the term of your employment, and which is not known or generally available to the public.
•	You agree that, for a period of one year after termination or cessation of your employment for any reason, you will not to take action or make any statement, written or oral, which is intended to materially disparage the Company or its business.
•	You agree that, for a period of one year after the termination or cessation of your employment for any reason, you will not directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the last year of your employment with the Company), or actively assist in such hiring by any other person or business entity or encourage,

Basha Cohen
December 11, 2007

induce or attempt to induce any such employee to terminate his or her employment with the Company.

•	You agree that throughout your employment, and for a period of 18 months after termination or cessation of employment for any reason, you will not work directly or indirectly in any capacity or perform any services (including as an officer, director, employee, agent, advisor, in any consulting capacity or as an independent contractor) for any person, partnership, division or corporation in any business in competition with the principal businesses carried on by the Company in any jurisdiction in which the Company actively conducts business (herein, the “Business Competitors”), including for illustrative purposes only and not limited to, Ann Taylor, Chico’s FAS, Coldwater Creek, Gap Inc. or Liz Claiborne (or any of their affiliated brands, subsidiaries or successors) (herein, the “Named Competitors”); provided, however, that the 18-month restriction set forth in this paragraph is contingent upon the Company’s compliance with its payment obligations under the terms of the Severance Agreement or any other or successor severance agreement to which you are then covered. In the event Talbots terminates your employment for Cause and you are not entitled to severance under the Severance Agreement or any other or successor severance agreement to which you are then covered, this 18-month restriction shall continue in effect without any payment of severance with respect to the Named Competitors, but, with respect to any other Business Competitor, only for as long as Talbots elects to continue to pay you (in accordance with its then current payroll practices) at a rate equal to your base salary in effect at the time of termination.
•	You acknowledge that you understand the foregoing restrictive covenants and that these provisions are fair, reasonable, and necessary for the protection of the Company’s business.
•	In addition to all other rights and remedies of the Company under this offer letter or otherwise, upon breach of any of the restrictive covenants outlined above, the Company will have the right to terminate any severance payment and benefits provided pursuant to this offer letter (including all related agreements) or any other or successor severance agreement covering you and will have the right to recover any severance payment and benefits previously paid under this offer letter or any other or successor severance agreement covering you and such related agreements.
Definition
•	“Cause” will have the meaning set forth in the Severance Agreement.
•	“Good Reason” will have the meaning set forth in the Severance Agreement.

Basha Cohen
December 11, 2007

Arbitration; Mediation
•	Any dispute, controversy or claim between the parties arising out of or relating to this offer letter or all related agreements referenced herein, will be settled by arbitration conducted in The Commonwealth of Massachusetts, in accordance with the Commercial Rules of the American Arbitration Association then in force, provided, however, you acknowledge that in the event of a violation of the restrictive covenants set forth above, the Company will be entitled to obtain from a state or federal court in The Commonwealth of Massachusetts, temporary, preliminary or permanent injunctive relief (without the necessity of posting any bond or other security), which rights will be in addition to any other rights or remedies to which it may be entitled. Moreover, nothing in this provision prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency relating to discrimination or bias (except that you acknowledge that you may not recover any monetary benefits in connection with any such proceeding). The decision of the arbitrator or arbitrators conducting any such arbitration proceedings will be in writing, will set forth the basis therefore and such arbitrator’s or arbitrators’ decision or award will be final and binding upon the Company and you. The Company and you will abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought. Notwithstanding the foregoing, the Company and you agree that, prior to submitting a dispute under this offer letter to arbitration, the parties agree to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Boston, Massachusetts, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in The Commonwealth of Massachusetts (however, such mediation or obligation to mediate will not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).
Taxes
•	All payments will be subject to rules under Internal Revenue Code Section 409A. If any payment is withheld from you for Section 409A compliance purposes, such payment will be distributed to you following the expiration of the applicable period, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date); provided, however, that any payment of interest will be made only if and to the extent such payment is consistent with Section 409A and any regulations and other guidance issued thereunder.
Miscellaneous
•	This offer letter together with all related agreements referenced herein (including the Company’s relocation policy, collectively, the “Documents”) constitute the entire

Basha Cohen
December 11, 2007

understanding between you and the Company and cannot be modified, altered or waived unless it is done in a writing signed by both you and the Company. If there is any conflict between the terms of these Documents and any other document related to your employment, the terms of these Documents will control. This offer letter is governed by the laws of The Commonwealth of Massachusetts (other than its rules for conflicts of laws).
•	By accepting this offer, you represent that you are not under any obligation or covenant to any former employer or any person, firm or corporation, which would prevent, limit or impair in any way the performance by you of your duties as an employee of Talbots.
•	You represent that the information (written or oral) provided to the Company by you or your representatives in connection with obtaining employment or in connection with your former employments, work history, circumstances of leaving your former employments and educational background is true and complete.
•	This offer is effective only through Wednesday, December 12, 2007 and is contingent upon a satisfactory background check. If you wish to accept our offer as outlined above, please sign and return this letter to me. The enclosed copy is for your records.
     Basha, we are thrilled you are joining the “Talbots Team” and look forward to the contributions you will make to the overall continued success of the Company!
Very truly yours,

/s/ John Fiske, III
John Fiske, III
Senior Vice President
Human Resources
Accepted and agreed
this 12th day of December, 2007

/s/ Basha Cohen Basha Cohen